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                                                                      EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (AMOUNTS IN THOUSANDS)
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
                                                                                         YEAR ENDED MAY 31,
                                                                  -------------------------------------------------------------
                                                                   2003           2002           2001         2000        1999

Loss (income) before income tax expense (benefit),
    minority interest, extraordinary item & cumulative
    effect of change in accounting principle                     $(181,401)     $ (90,539)     $ 361,167   $  22,169   $ (52,189)

    Plus (minus) adjustment so as to include only
    distributed income of less than 50% owned
    equity investments                                               (192)          (521)         8,390       3,279        (544)

    Add: Fixed Charges                                             153,662      $ 161,277        167,004     157,100     106,396
    Less: Capitalized interest                                        (216)        (2,193)            --          --          --
    Less: Preferred stock dividends                                     --             --             --          --     (11,395)
                                                                 ---------      ---------      ---------   ---------   ---------

Earnings, as defined                                             $ (28,147)     $  68,024      $ 536,561   $ 182,548   $  42,268
                                                                 =========      =========      =========   =========   =========

Fixed charges:

    Interest expense, including amortization
    of debt issuance costs                                         145,360        151,374        161,418     153,171      92,102
    Interest portion of rent expense                                 8,086          7,710          5,586       3,929       2,899
    Capitalized interest                                               216          2,193             --          --          --
    Preferred stock dividends                                           --             --             --          --      11,395
                                                                 ---------      ---------      ---------   ---------   ---------
Fixed charges, as defined                                        $ 153,662      $ 161,277        167,004   $ 157,100   $ 106,396
                                                                 =========      =========      =========   =========   =========

Ratio of earnings to fixed charges                                      -- (1)         -- (1)       3.21        1.16          -- (1)
                                                                 =========      =========      =========   =========   =========

Amount by which earnings exceed (are less than) fixed charges    $(181,809)     $ (93,253)       369,557   $  25,448   $ (64,128)
                                                                 =========      =========      =========   =========   =========
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(1) The ratio of earnings to fixed charges was less than one-to-one and, therefore, earnings were inadequate to cover fixed charges.